Exhibit 3.42

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

UNICO HOLDINGS, INC.

ARTICLE I - NAME

The name of Unico Holdings, Inc. shall be Perrigo Florida, Inc.

ARTICLE II - PRINCIPAL OFFICE

The principal office and mailing address of this corporation shall be 2201 - 4th Avenue North, Lake Worth, Florida 33461.

ARTICLE III - PURPOSE

The corporation is organized for the purpose of transacting any or all lawful business.

ARTICLE IV - CAPITAL STOCK

The total authorized capital stock of the corporation is 30,000,000 shares of no par value common stock all of one class which shall be designated as “Common Shares.”

ARTICLE V - REGISTERED OFFICE AND AGENT

The street address of the registered office of the corporation is 1201 Hays Street, Tallahassee, Florida 32301. The name of the registered agent of the corporation at that address is Corporation Service Company.

ARTICLE VI - INDEMNIFICATION

The corporation shall indemnify any Officer or Director, or any former Officer or Director who was appointed or elected on or after November 13, 2008, to the full extent permitted by law. The corporation may indemnify any Officer or Director who was appointed or elected prior to November 13, 2008.

ARTICLE VII - AMENDMENT

The corporation may amend or repeal any provision contained in these Articles of Incorporation, or any amendment hereto, and add any Articles in the manner prescribed by statute.

* * * * *

The date of adoption of each amendment was November 13, 2008. The Amended and Restated Articles of Incorporation were adopted by the sole shareholder.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on the date of signing.

Dated: November 13, 2008	PERRIGO FLORIDA HOLDINGS, INC.

	By:	/s/ Joseph C. Papa
	Name:	Joseph C. Papa
	Its:	President and Chairman

Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as a registered agent as provided for in Chapter 608, F.S.

CORPORATION SERVICE COMPANY

By:	/s/ Sue G. Knight
Name:	Sue G. Knight
Its:	as its agent